FOR IMMEDIATE RELEASE	CONTACT

Greg Adams Chief Financial Officer EDGAR Online, Inc. (203) 852-5666 gadams@edgar-online.com

EDGAR® OnlineSM Reports 63% Revenue Growth Compared to Prior Year
Substantial Corporate Data Sales Spur Growth

SOUTH NORWALK, CT, October 26, 2000—EDGAR Online (NASDAQ: EDGR), the leading Internet-based provider of business, financial and competitive information derived from filings with the SEC, today reported its financial results for the third quarter ended September 30, 2000. Net revenues for the third quarter totaled $2.2 million, an increase of 63% compared to the same period last year.

Led by significant growth in corporate sales of XML-tagged data, net revenue for the first nine months of 2000 grew to a record $6.7 million, an increase of 131% compared to $2.9 million in the same period a year earlier.

EDGAR Online, Inc. reported a net loss of $1.8 million for the third quarter of this year compared to a net loss of $0.9 million for the same quarter last year and a net loss of $1.9 million in the second quarter of 2000. Basic and diluted net loss per share was $(0.14) in the third quarter compared to $(0.07) for the same quarter a year ago and $(0.15) in the previous quarter.

On October 19, 2000, EDGAR Online, Inc. announced the acquisition of Financial Insight Systems, Inc. (FIS), a privately held company. Proforma net revenues for the combined companies totaled $4.4 million for the quarter ended September 30, 2000 and $12.8 million for the nine months ended September 30, 2000.

Commenting on the quarter’s results and the FIS acquisition announced last week, which is expected to increase the company’s revenue from corporate sales dramatically in future quarters, Tom Vos, EDGAR Online president said, “We are very pleased with the growth of our corporate sales during the third quarter. We are less pleased with the performance of our advertising revenue stream, which fell short of the level of advertising we recorded a year ago. The widespread advertising downturn, reported by many Internet companies during the third quarter, impacted us both in the number of ads we were able to sell and by decreasing the average CPM we were able to get for the advertising. Thanks to the FIS acquisition, future advertising seasonality will have less of an impact on our operating results.”

KEY METRICS

•	Over 85 significant corporate clients, compared to 35 one year ago.

•	Over 67 million advertising impressions in the quarter, compared to 33 million one year ago.

•	Over 520,000 registered users, compared to 230,000 one year ago.

•	Over 16,500 individual paying subscribers, compared to 11,200 one year ago.

•	Over $185,000 annualized revenue per employee, compared to $150,000 one year ago.

THIRD QUARTER HIGHLIGHTS

•	Announced a definitive agreement to acquire Financial Insight Systems, a privately held company that sells EDGAR derived data and information systems to large financial institutions.

•	Launched FD Express, a Web site addressing the SEC’s new Fair Disclosure Regulation.

•	Acquired InsiderTrader, a leading source of insider trading and institutional holdings data.

•	Entered into an agreement with Internet Financial Network (IFN) to transition the customers from IFN’s IFN 2000 EDGAR news site to the EDGAR Online service.

About EDGAR Online, Inc.

EDGAR Online, Inc. (http://www.edgar-online.com and http://www.freeedgar.com and http://www.ipo-express.com) is the leading business-to-business and Web-based provider of business, financial and competitive information derived from U.S. Securities and Exchange Commission data. Additional services include value-added functions like IPO Express, a service that provides easy-to-use, detailed information on IPO filings, pricings and performance, EDGAR Online People (http://www.edgar-online.com/people), a service that allows users to conduct research on corporate executive and directors, and EDGAR Online Personal, which provides real-time alerts, and other personalized advanced searches of SEC data.

Based in Norwalk, Connecticut, with offices in Kirkland, Washington and New York City, EDGAR Online, Inc. has over 85 business-to-business clients including Reuters (NASDAQ: RTRSY), Standard & Poor’s (NYSE: MHP) and ILX Systems as well as strategic relationships with over 250 portal, business and financial information Web sites including Yahoo! (NASDAQ: YHOO), America Online, Inc. (NYSE: AOL), Lycos, Inc. (NASDAQ: LCOS), Infoseek’s GO Network (NASDAQ: SEEK), NBCi’s SNAP (NASDAQ: CNET), Alta Vista, a CMGI Company (NASDAQ: CMGI), Infospace (NASDAQ: INSP), SmartMoney.com (NYSE: DJ), Business Wire, and MSNBC Microsoft (NASDAQ: MSFT) and NBC/General Electric (NYSE: GE). For more information, please visit the Company’s Web site at http://www.edgar-online.com/news.

Legal Notice Regarding Forward-Looking Statements:

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions

(including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

FINANCIAL TABLES FOLLOW

Condensed Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2000	1999	2000	1999

Revenues:

Corporate contracts	$1,093	271	2,754	$583

Individual subscriptions	577	387	1,619	992

Advertising	454	481	1,877	835

Barter	228	380	1,035	789

Gross revenues	2,352	1,519	7,285	3,199

Less advertising commissions	131	158	568	286

Net revenues	2,221	1,361	6,717	2,913

Total cost of sales	554	491	2,028	976

Gross profit	1,667	870	4,689	1,937

Sales and marketing	931	747	3,676	1,411

Product development	589	302	1,676	571

General and administrative	1,677	952	4,906	2,481

Amortization	548	109	1,557	109

Total operating expenses	3,745	2,110	11,815	4,572

Loss from operations	(2,078)	(1,240)	(7,126)	(2,635)

Interest and other income	280	376	905	378

Loss before taxes	(1,798)	(864)	(6,221)	(2,257)

Income tax expense	—	—	—	—

Net loss	(1,798)	(864)	(6,221)	(2,257)

Weighted average shares outstanding —basic and diluted	12,459	11,736	12,459	8,922

Net loss per share —basic and diluted	$(0.14)	$(0.07)	$(0.50)	$(0.25)

EDGAR Online, Inc.

Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2000	1999

Assets

Cash and marketable securities	$17,859	$24,865

Accounts receivable, net	1,915	1,117

Other assets	201	129

Total current assets	19,975	26,111

Property and equipment, net	2,587	2,024

Intangible assets	9,002	9,582

Other assets	296	22

Total assets	$31,860	$37,739

Liabilities and Stockholders’ Equity

Accounts payable	$1,290	$1,003

Accrued expenses	786	1,146

Deferred revenues	773	354

Capital lease payable, current portion	75	78

Total current liabilities	2,924	2,581

Capital lease payable, long-term	16	72

Total liabilities	2,940	2,653

Stockholders’ equity:

Common stock	125	125

Additional paid-in capital	43,925	43,915

Unrealized holding losses	—	(45)

Accumulated deficit	(15,130)	(8,909)

Total equity	28,920	35,086

Total liabilities and stockholders’ equity	$31,860	$37,739

EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online Inc.